SPHERE ENTERTAINMENT CO. REPORTS
FISCAL 2024 THIRD QUARTER RESULTS

NEW YORK, N.Y., May 10, 2024 - Sphere Entertainment Co. (NYSE: SPHR) (“Sphere Entertainment” or the “Company”) today reported financial results for the fiscal third quarter ended March 31, 2024.
Recent Sphere highlights include:
•The conclusion of U2’s sold-out 40-show run in March and Phish’s sold-out 4-night run in April;
•Dead & Co.’s extension of its upcoming residency from 18 to 24 shows due to strong ticket demand;
•The Sphere Experience featuring Postcard from Earth, generated over one million dollars in average daily ticket sales on the days it ran during the fiscal third quarter;
•Sphere’s Exosphere featured campaigns from numerous global brands during the quarter, and generated a record-setting week of advertising revenue around the Super Bowl in February; and
•Sphere announced that in June it will host both its first corporate keynote event with Hewlett Packard Enterprise, as well as this year’s NHL Draft.

Subsequent to the end of the quarter, MSG Networks concluded its full regular season telecast schedules for its five professional sports teams. In addition, MSG Networks aired first round playoff telecasts of the New York Knicks, New York Rangers and New York Islanders, and is currently providing comprehensive pre/post-game coverage of the second round of the postseason for both the Knicks and Rangers across its linear and digital platforms.
For the fiscal 2024 third quarter, the Company reported revenues of $321.3 million, an increase of $159.3 million, as compared to the prior year quarter. In addition, the Company reported an operating loss of $40.4 million, an improvement of $61.5 million as compared to the prior year quarter, and adjusted operating income of $61.5 million, as compared to an adjusted operating loss of $18.7 million in the prior year quarter.(1)(2)
Executive Chairman and CEO James L. Dolan said, “With the second consecutive quarter of robust revenues and positive adjusted operating income at the Sphere segment, our early results continue to demonstrate Sphere’s potential to disrupt the traditional venue model. We are encouraged by the demand for this new medium and remain confident in our future growth opportunities.”
Segment Results for the Three and Nine Months Ended March 31, 2024 and 2023:

(In millions)	Three Months Ended				Nine Months Ended
	March 31,		Change		March 31,		Change
	2024	2023	$	%	2024	2023	$	%
Revenues:
Sphere	$170.4	$0.6	$169.7	NM	$345.9	$1.9	$344.0	NM
MSG Networks	151.0	161.4	(10.5)	(6)%	407.6	442.8	(35.3)	(8)%
Total Revenues	$321.3	$162.1	$159.3	98%	$753.5	$444.7	$308.8	69%
Operating Income (Loss)(1)
Sphere	$(83.5)	$(112.4)	$28.9	26%	$(375.9)	$(274.4)	$(101.5)	(37)%
MSG Networks	43.1	10.4	32.7	NM	$106.0	71.7	34.3	48%
Total Operating Loss	$(40.4)	$(101.9)	$61.5	60%	$(269.9)	$(202.7)	$(67.2)	(33)%
Adjusted Operating Income (Loss):(1)(2)
Sphere	$12.9	$(77.0)	$90.0	NM	$(56.1)	$(202.0)	$145.9	72%
MSG Networks	48.6	58.3	(9.7)	(17)%	111.1	139.3	(28.2)	(20)%
Total Adjusted Operating Income (Loss)	$61.5	$(18.7)	$80.2	NM	$55.1	$(62.7)	$117.8	NM
Note: Does not foot due to rounding. NM — Absolute percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.
(1)For the three and nine months ended March 31, 2023, results from continuing operations include certain corporate overhead expenses that the Company did not incur in the period after the completion of the spin-off of Madison Square Garden Entertainment Corp. (“MSG Entertainment”) and does not expect to incur in future periods, but which did not meet the criteria for inclusion in discontinued operations. The reported financial results of the Company for the three and nine months ended March 31, 2024 reflect the Company’s results on a fully standalone basis.
(2)See page 4 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.

Sphere
For the fiscal 2024 third quarter, the Sphere segment reported revenues of $170.4 million, an increase of $169.7 million, as compared to the prior year quarter. Revenues related to The Sphere Experience were $100.5 million across 257 performances during the quarter. Event-related revenues were $34.3 million, which reflected revenues from concerts held at Sphere in Las Vegas during the quarter. In addition, revenues from sponsorship, signage, Exosphere advertising and suite license fees were $32.9 million, primarily reflecting advertising campaigns on the venue’s Exosphere and, to a lesser extent, suite license fee revenues.
For the fiscal 2024 third quarter, the Sphere segment had direct operating expenses of $62.3 million, as compared to direct operating expenses of $4.4 million in the prior year quarter. This primarily included $29.8 million of expenses associated with The Sphere Experience, as well as $8.6 million of event-related expenses related to concerts during the quarter. In addition, direct operating expenses included $13.4 million of venue operating costs, as well as $3.1 million in expenses associated with sponsorship, signage, Exosphere advertising and suite license fee revenues.
Fiscal 2024 third quarter selling, general and administrative expenses of $109.0 million increased $25.6 million, or 31%, as compared to the prior year quarter, primarily due to higher employee compensation and related benefits, the impact of the Company’s transition services agreement with MSG Entertainment and other cost increases. The overall increase was partially offset by the absence of certain corporate expenses that were included in the results of the prior year quarter but were not included in the results for the current year quarter. While the Company did not incur these costs after the spin-off from MSG Entertainment, which occurred in April 2023, and does not expect to incur these costs in future periods, they did not meet the criteria for inclusion in discontinued operations in the prior year quarter.
Fiscal 2024 third quarter operating loss of $83.5 million improved by $28.9 million, as compared to the prior year quarter, primarily reflecting the increase in revenues and, to a lesser extent, a decrease in restructuring charges, offset by higher depreciation and amortization, direct operating expenses and, to a lesser extent, selling, general and administrative expenses (including share-based compensation expense). Adjusted operating income of $12.9 million increased by $90.0 million, as compared to the prior year quarter, primarily reflecting the increase in revenues, partially offset by higher direct operating expenses and selling, general and administrative expenses (excluding share-based compensation expense).
MSG Networks
For the fiscal 2024 third quarter, the MSG Networks segment reported total revenues of $151.0 million, a decrease of $10.5 million, or 6%, as compared to the prior year quarter.
Distribution revenue decreased $8.4 million, as compared to the prior year quarter, primarily due to a decrease in total subscribers of approximately 12.5%, partially offset by the impact of higher affiliation rates in the current year quarter.
As a result of the launch of MSG+ in June 2023, distribution revenue now includes both affiliation fee revenue earned from MSG Networks’ distributors for the right to carry the Company’s networks as well as revenue earned from subscriptions and single game purchases on MSG+. In addition, total subscribers includes both affiliate subscribers as well as monthly and annual subscribers of MSG+.
Advertising revenue decreased $1.5 million, as compared to the prior year quarter, primarily due to lower per-game advertising sales related to live professional sports telecasts on the linear networks and lower advertising revenue from branded content, partially offset by higher advertising revenue related to MSG+.
Fiscal 2024 third quarter direct operating expenses of $91.7 million increased $2.5 million, or 3%, as compared to the prior year quarter. Other programming and production costs increased $2.2 million, as compared to the prior year quarter, primarily due to the impact of MSG+ in the current year quarter, partially offset by other net cost decreases. In addition, rights fees expense increased $0.3 million, as compared to the prior year quarter, which mainly reflects the impact of annual contractual rate increases, substantially offset by reductions resulting from fewer NBA and NHL games made available to MSG Networks for exclusive broadcast.
Fiscal 2024 third quarter selling, general and administrative expenses of $14.2 million decreased $45.9 million, or 76%, as compared to the prior year quarter, primarily due lower professional fees of $46.0 million, which mainly reflects a decrease in litigation-related expenses associated with the merger of a subsidiary of the Company with MSG Networks Inc.
Fiscal 2024 third quarter operating income of $43.1 million increased $32.7 million, as compared to the prior year quarter, primarily due to the decrease in selling, general and administrative expenses (including merger and acquisition related costs and share-based compensation expense), partially offset by the decrease in revenues and, to a lesser extent, the increase in direct operating expenses. Adjusted operating income of $48.6 million decreased $9.7 million, or 17%, as compared to the prior year quarter, primarily due to the decrease in revenues and, to a lesser extent, the increase in direct operating expenses, partially offset by the decrease in selling, general and administrative expenses (excluding merger and acquisition related costs and share-based compensation expense).

About Sphere Entertainment Co.
Sphere Entertainment Co. is a premier live entertainment and media company. The Company includes Sphere, a next-generation entertainment medium powered by cutting-edge technologies to redefine the future of entertainment. The first Sphere venue opened in Las Vegas in September 2023. In addition, the Company includes MSG Networks, which operates two regional sports and entertainment networks, MSG Network and MSG Sportsnet, as well as a direct-to-consumer and authenticated streaming product, MSG+, delivering a wide range of live sports content and other programming. More information is available at www.sphereentertainmentco.com.

Non-GAAP Financial Measures
We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) before (i) depreciation, amortization and impairments of property and equipment, goodwill and intangible assets, (ii) amortization for capitalized cloud computing arrangement costs, (iii) share-based compensation expense or benefit, (iv) restructuring charges or credits, (v) merger and acquisition-related costs, including merger-related litigation expenses, (vi) gains or losses on sales or dispositions of businesses and associated settlements, (vii) the impact of purchase accounting adjustments related to business acquisitions, and (ix) gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of our business without regard to the settlement of an obligation that is not expected to be made in cash. We eliminate merger and acquisition-related costs, when applicable, because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability. In addition, management believes that the exclusion of gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan, provides investors with a clearer picture of the Company’s operating performance given that, in accordance with U.S. generally accepted accounting principles (“GAAP”), gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan are recognized in Operating income (loss) whereas gains and losses related to the remeasurement of the assets under the Company’s Executive Deferred Compensation Plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in Other income (expense), net, which is not reflected in Operating income (loss).
We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 6 of this release.

Forward-Looking Statements
This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #
Contacts:

Ari Danes, CFA Investor Relations and Financial Communications (212) 465-6072	Justin Blaber Financial Communications (212) 465-6109
Sarah Rothschild Investor Relations (212) 631-5345

Conference Call Information:
The conference call will be Webcast live today at 10:00 a.m. ET at investor.sphereentertainmentco.com
Conference call dial-in number is 800-715-9871 / Conference ID Number 8089430
Conference call replay number is 800-770-2030 / Conference ID Number 8089430 until May 17, 2024

SPHERE ENTERTAINMENT CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2024	2023	2024	2023
Revenues	$321,330	$162,062	$753,494	$444,732
Direct operating expenses	(154,040)	(93,665)	(398,305)	(259,485)
Selling, general, and administrative expenses	(123,149)	(143,433)	(325,813)	(342,479)
Depreciation and amortization	(79,867)	(8,200)	(174,157)	(21,719)
Impairment and other (losses) gains, net	—	—	(115,738)	3,000
Restructuring charges	(4,667)	(18,670)	(9,345)	(26,745)
Operating loss	(40,393)	(101,906)	(269,864)	(202,696)
Other income (expense):
Interest income	7,654	3,374	17,958	9,376
Interest expense	(27,119)	—	(52,947)	—
Other (expense) income, net	(3,256)	(4,182)	37,810	(5,952)
Loss from continuing operations before income taxes	(63,114)	(102,714)	(267,043)	(199,272)
Income tax benefit (expense)	15,874	(11,284)	113,627	11,663
Loss from continuing operations	(47,240)	(113,998)	(153,416)	(187,609)
Income (loss) from discontinued operations, net of taxes	—	55,443	(647)	155,568
Net loss	(47,240)	(58,555)	(154,063)	(32,041)
Less: Net loss attributable to nonredeemable noncontrolling interests from discontinued operations	—	(216)	—	(682)
Less: Net (loss) income attributable to redeemable noncontrolling interests from discontinued operations	—	(1,492)	—	2,661
Net loss attributable to Sphere Entertainment Co.’s stockholders	$(47,240)	$(56,847)	$(154,063)	$(34,020)

Basic loss per common share
Continuing operations	$(1.33)	$(3.28)	$(4.36)	$(5.42)
Discontinued operations	$—	$1.65	$(0.02)	$4.44
Basic loss per common share attributable to Sphere Entertainment Co.’s stockholders	$(1.33)	$(1.64)	$(4.38)	$(0.98)

Diluted loss per common share
Continuing operations	$(1.33)	$(3.28)	$(4.36)	$(5.42)
Discontinued operations	$—	$1.65	$(0.02)	$4.44
Diluted loss per common share attributable to Sphere Entertainment Co.’s stockholders	$(1.33)	$(1.64)	$(4.38)	$(0.98)

Weighted-average number of common shares outstanding:
Basic and diluted	35,418	34,727	35,212	34,604

SPHERE ENTERTAINMENT CO.
ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO
ADJUSTED OPERATING INCOME (LOSS)
(In thousands)
(Unaudited)

The following is a description of the adjustments to operating loss in arriving at adjusted operating income (loss) as described in this earnings release:

•Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under the Sphere Entertainment Employee Stock Plan, MSG Sports Employee Stock Plan, MSG Networks Employee Stock Plan, as amended and assumed by Sphere Entertainment, and Sphere Entertainment Non-Employee Director Plan in all periods.
•Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets in all periods.
•Restructuring charges. This adjustment eliminates costs related to termination benefits provided to certain executives and employees.
•Impairment and other losses (gains), net. This adjustment eliminates non-cash impairment charges and the impact of gains or losses from the disposition of assets or businesses in all periods.
•Merger and acquisition related costs. This adjustment eliminates costs related to mergers and acquisitions, including merger-related litigation expenses and litigation-related insurance recoveries, in all periods.
•Amortization for capitalized cloud computing arrangement costs. This adjustment eliminates amortization of capitalized cloud computing arrangement costs.
•Remeasurement of deferred compensation plan liabilities. This adjustment eliminates the impact of gains and losses related to the remeasurement of liabilities under the Company's executive deferred compensation plan.

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2024	2023	2024	2023
Operating loss	$(40,393)	$(101,906)	$(269,864)	$(202,696)
Share-based compensation	16,724	9,105	33,523	36,950
Depreciation and amortization	79,867	8,200	174,157	21,719
Restructuring charges	4,667	18,670	9,345	26,745
Impairment and other losses (gains), net	—	—	115,738	(3,000)
Merger and acquisition related costs, net of insurance recoveries	508	47,045	(8,155)	57,181
Amortization for capitalized cloud computing arrangement costs	22	168	66	416
Remeasurement of deferred compensation plan liabilities	126	—	264	—
Adjusted operating income (loss)	$61,521	$(18,718)	$55,074	$(62,685)

SPHERE ENTERTAINMENT CO.
SEGMENT RESULTS
(In thousands)
(Unaudited)
BUSINESS SEGMENT RESULTS

	Three Months Ended March 31, 2024
	Sphere	MSG Networks	Total
Revenues	$170,364	$150,966	$321,330
Direct operating expenses	(62,294)	(91,746)	(154,040)
Selling, general and administrative expenses	(108,976)	(14,173)	(123,149)
Depreciation and amortization	(77,706)	(2,161)	(79,867)
Restructuring charges	(4,886)	219	(4,667)
Operating (loss) income	$(83,498)	$43,105	$(40,393)
Reconciliation to adjusted operating income:
Share-based compensation	13,273	3,451	16,724
Depreciation and amortization	77,706	2,161	79,867
Restructuring charges	4,886	(219)	4,667
Merger and acquisition related costs, net of insurance recoveries	416	92	508
Amortization for capitalized cloud computing arrangement costs	—	22	22
Remeasurement of deferred compensation plan liabilities	126	—	126
Adjusted operating income	$12,909	$48,612	$61,521

	Three Months Ended March 31, 2023
	Sphere	MSG Networks	Total
Revenues	$626	$161,436	$162,062
Direct operating expenses	(4,414)	(89,251)	(93,665)
Selling, general and administrative expenses	(83,381)	(60,052)	(143,433)
Depreciation and amortization	(6,511)	(1,689)	(8,200)
Restructuring charges	(18,670)	—	(18,670)
Operating (loss) income	$(112,350)	$10,444	$(101,906)
Reconciliation to adjusted operating (loss) income:
Share-based compensation	8,466	639	9,105
Depreciation and amortization	6,511	1,689	8,200
Restructuring charges	18,670	—	18,670
Merger and acquisition related costs	1,532	45,513	47,045
Amortization for capitalized cloud computing arrangement costs	125	43	168
Adjusted operating (loss) income	$(77,046)	$58,328	$(18,718)

SPHERE ENTERTAINMENT CO.
SEGMENT RESULTS
(In thousands)
(Unaudited)

	Nine Months Ended March 31, 2024
	Sphere	MSG Networks	Total
Revenues	$345,942	$407,552	$753,494
Direct operating expenses	(137,437)	(260,868)	(398,305)
Selling, general and administrative expenses	(290,930)	(34,883)	(325,813)
Depreciation and amortization	(168,127)	(6,030)	(174,157)
Impairment and other losses, net	(115,738)	—	(115,738)
Restructuring charges	(9,564)	219	(9,345)
Operating (loss) income	$(375,854)	$105,990	$(269,864)
Reconciliation to adjusted operating (loss) income:
Share-based compensation	28,177	5,346	33,523
Depreciation and amortization	168,127	6,030	174,157
Restructuring charges	9,564	(219)	9,345
Impairment and other losses, net	115,738	—	115,738
Merger and acquisition related costs, net of insurance recoveries	(2,086)	(6,069)	(8,155)
Amortization for capitalized cloud computing arrangement costs	—	66	66
Remeasurement of deferred compensation plan liabilities	264	—	264
Adjusted operating (loss) income	$(56,070)	$111,144	$55,074

	Nine Months Ended March 31, 2023
	Sphere	MSG Networks	Total
Revenues	$1,919	$442,813	$444,732
Direct operating expenses	(4,414)	(255,071)	(259,485)
Selling, general and administrative expenses	(235,331)	(107,148)	(342,479)
Depreciation and amortization	(16,775)	(4,944)	(21,719)
Other gains	3,000	—	3,000
Restructuring charges	(22,757)	(3,988)	(26,745)
Operating (loss) income	$(274,358)	$71,662	$(202,696)
Reconciliation to adjusted operating (loss) income:
Share-based compensation	31,308	5,642	36,950
Depreciation and amortization	16,775	4,944	21,719
Restructuring charges	22,757	3,988	26,745
Other gains	(3,000)	—	(3,000)
Merger and acquisition related costs	4,223	52,958	57,181
Amortization for capitalized cloud computing arrangement costs	285	131	416
Adjusted operating (loss) income	$(202,010)	$139,325	$(62,685)

SPHERE ENTERTAINMENT CO.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	March 31,	June 30,
	2024	2023
ASSETS
Current Assets:
Cash, cash equivalents, and restricted cash	$693,946	$429,114
Accounts receivable, net	178,702	112,309
Related party receivables, current	13,195	26,405
Prepaid expenses and other current assets	30,216	56,085
Total current assets	916,059	623,913
Non-Current Assets:
Investments	51,849	395,606
Property and equipment, net	3,219,889	3,307,161
Right-of-use lease assets	109,663	84,912
Goodwill	456,807	456,807
Intangible assets, net	15,574	17,910
Other non-current assets	98,971	86,706
Total assets	$4,868,812	$4,973,015
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued and other current liabilities	$423,113	$515,731
Related party payables, current	11,263	56,446
Current portion of long-term debt, net	869,776	82,500
Operating lease liabilities, current	17,748	10,127
Deferred revenue	76,712	27,337
Total current liabilities	1,398,612	692,141
Non-Current Liabilities:
Long-term debt, net	522,057	1,118,387
Operating lease liabilities, non-current	130,419	110,259
Deferred tax liabilities, net	254,995	379,552
Other non-current liabilities	119,130	88,811
Total liabilities	2,425,213	2,389,150
Commitments and contingencies
Equity:
Class A Common Stock (1)	284	278
Class B Common Stock (2)	69	69
Additional paid-in capital	2,392,247	2,376,420
Retained earnings	57,973	212,036
Accumulated other comprehensive loss	(6,974)	(4,938)
Total stockholders’ equity	2,443,599	2,583,865
Total liabilities and equity	$4,868,812	$4,973,015
_________________
(1) Class A Common Stock, $0.01 par value per share, 120,000 shares authorized; 28,461 and 27,812 shares issued and outstanding as of March 31, 2024 and June 30, 2023, respectively.
(2) Class B Common Stock, $0.01 par value per share, 30,000 shares authorized; 6,867 shares issued and outstanding as of March 31, 2024 and June 30, 2023.

SPHERE ENTERTAINMENT CO.
SELECTED CASH FLOW INFORMATION
(In thousands)
(Unaudited)

	Nine Months Ended
	March 31,
	2024	2023
Net cash provided by operating activities	$52,780	$137,824
Net cash used in investing activities	(20,240)	(825,484)
Net cash provided by financing activities	233,010	200,485
Effect of exchange rates on cash, cash equivalents, and restricted cash	(718)	(729)
Net increase (decrease) in cash, cash equivalents, and restricted cash	264,832	(487,904)
Cash, cash equivalents, and restricted cash from continuing operations, beginning of period	429,114	760,312
Cash, cash equivalents, and restricted cash from discontinued operations, beginning of period	—	85,698
Cash, cash equivalents, and restricted cash at beginning of period	429,114	846,010
Cash, cash equivalents and restricted cash from continuing operations, end of period	693,946	204,264
Cash, cash equivalents and restricted cash from discontinued operations, end of period	—	153,842
Cash, cash equivalents, and restricted cash at end of period	$693,946	$358,106